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                          METLIFE INSURANCE COMPANY USA
                               [1209 Orange Street
                              Wilmington, DE 19801]

                WAIVER OF WITHDRAWAL CHARGE FOR DISABILITY RIDER

This Rider forms a part of the Contract to which it is attached and is effective as of the Issue Date. In the case of a conflict with any provision in the Contract, the provisions of this Rider will control. This Rider is irrevocable and its provisions will remain part of the Contract until the earlier of the Annuity Date or the date the Contract terminates. This Rider amends the Contract as follows:

RIDER SPECIFICATIONS

DISABILITY WAIVER BENEFIT ELIGIBILITY DATE: The date of the first Contract Anniversary, on or after which the Withdrawal Charge will be waived upon withdrawal if the requirements below are satisfied.

The following is added to the "PURCHASE PAYMENTS" section of the "PURCHASE PAYMENTS PROVISIONS":

If a Withdrawal Charge has been or will be waived for Disability under the terms of this Rider, Purchase Payments can no longer be made under the Contract.

The following is added to the Contract:

WAIVER OF WITHDRAWAL CHARGE FOR DISABILITY

On or after the Disability Waiver Benefit Eligibility Date, the Withdrawal Charge will be waived upon a withdrawal request and proof satisfactory to us provided:

1. You are less than the Maximum Disability Waiver Attained Age stated on the Contract Schedule, and became permanently and totally disabled which has prevented you from performing any work for pay or profit for at least 12 months subsequent to the Disability Waiver Benefit Eligibility Date;

2. Your Contract is owned by a natural person and you have been the Owner continuously since the Issue Date or you are a Spousal Beneficiary who continues the Contract under the Spousal Continuation During Accumulation Period Option; and in the case of Joint Owners, this Rider applies to either Joint Owner. If the Owner is a not a natural person, this Rider applies to the Annuitant provided the Annuitant has continuously been the Annuitant since the Issue Date.

If the waiver of Withdrawal Charge request for disability is denied, the withdrawal shall not be disbursed until the Owner is notified of the denial and provided the opportunity to accept or reject the withdrawal, including any Withdrawal Charges.

TERMINATION OF RIDER

This Rider will terminate upon termination of the Contract.

Termination of this Rider will not prejudice the waiver of any Withdrawal Charge while the disability waiver benefit was in force.

MetLife Insurance Company USA has caused this Rider to be signed by its Secretary.

/s/ Jacob Jenkelowitz
SECRETARY

ICC15-8-DWR